Exhibit (d)(3)

SUB-ADVISORY AGREEMENT

Sub-Advisory Agreement (this “Agreement”) entered into as October 17, 2024, by and between Amplify Investments LLC, a registered investment advisor (the “Adviser”), and Curi RMB Capital, LLC, a registered investment advisor (the “Sub-Adviser”).

WHEREAS, Amplify ETF Trust, a Massachusetts statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated March 14, 2017 (as amended from time to time, the “Advisory Agreement”) with the Trust relating to the provision of portfolio management services to the series listed on Schedule A hereto (each, a “Fund” and as individually referred to in this Agreement, “the Fund”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to certain requirements, appoint a sub-adviser at its own cost and expense for the purpose of performing any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

-NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Acceptance of Appointment. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Funds for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided, including in Schedule B attached hereto.

2.	Sub-Advisory Services.

(a)	Subject always to the supervision of the Trust’s Board of Trustees (“Board”) and the Adviser, the Sub-Adviser shall, to the extent applicable and subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Fund and perform such other obligations, as the Adviser may from time to time allocate to the Sub-Adviser, and the Sub-Adviser agrees to undertake, the obligations described in Schedule B attached hereto, which is incorporated herein by reference, for the sub-advised assets (the “Sub-Advised Assets”) described in Schedule A attached hereto, which is incorporated herein by reference. Sub-Adviser shall provide to the Adviser (and any other sub-adviser to the Fund) a portfolio that is in alignment with the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, Sub-Adviser shall recommend and communicate to the Adviser and any other sub-adviser the Fund in writing (electronic mail being sufficient) or designated portal in a timely manner securities held or sold in the portfolio and the portion of the portfolio’s assets to be held uninvested in cash. The Sub-Adviser shall, consitent with its obligations under this Agremeent, provide the distinct portfolio holdings and trading recommendations specific to the Sub-Advised Assets for each Fund. For so long as the Adviser has engaged another sub-adviser to execute the trading in Sub-Advised Assets, the Sub-Adviser shall have no responsbility for the trade execution of and reporting related to trading activity for such Sub-Advised Assets. The parties acknowedge that the Adviser has currently delegated all trade execution to another sub-adviser for the Sub-Advised Assets.

(b)	The Sub-Adviser shall manage the Sub-Advised Assets and perform such other obligations in conformity with (i) any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Board that have been furnished in writing to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser and the Trust as delivered; (iii) any applicable fiduciary duties it may have to each Fund and (iv) the requirements of the 1940 Act, the Advisers Act and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing is referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted an entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of a Fund, other than the Sub-Advised Assets, with the Policies.

(c)	To the extent applicable, the Sub-Adviser will not recommend or effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser.

(d)	To the extent applicable, the Sub-Adviser will furnish the Adviser, the Trust CCO and the Board such information as is necessary and/or as may be requested by the Adviser, the Trust CCO and/or the Board, to monitor and report under a Fund’s derivative risk management program pursuant to Rule 18f-4 of the 1940 Act. To the extent the Sub-Advised assets for a Fund invests in derivative instruments, if determined by the Board and the Trust, the Sub-Adviser will make appropriate personnel available to serve on the Trust’s derivatives risk management committee with respect to any such Fuhd.

(e)	The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act.

(f)	The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegate promptly (and in no event more than 10 business days) the following:

(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies related to the Fund;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act related to the Fund; and

(iv)	an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(g)	The Sub-Adviser will at the Adviser’s request assist the Adviser in evaluating the impact that a compliance event may have on the net asset value of a Fund and in determining a recommended fair value of the affected investment or investments, with the understanding that ultimate responsibility for determining the valuation of portfolio assets shall rest solely with Adviser and/or Fund.

(h)	The Sub-Adviser may from time to time, advise the purchase or sale of a security to be in the best interests of the Fund. Sub-Adviser agrees to take reasonable precautions to ensure that in providing investment advice to the Fund and with respect to the investment strategy of the Fund, under no circumstances and in no manner shall Sub-Advser favor, on an overall basis, any of its accounts under management (including proprietary accounts, if any) over the Fund.

(i)	The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(j)	The services of the Sub-Adviser hereunder are not deemed exclusive, and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(k)	The Sub-Adviser shall furnish the Adviser reports concerning the performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon and further agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser and the Trust CCO or their delegates for copies of the records maintained by the Sub-Adviser relating directly to the Fund. Such records shall be open to inspection at all reasonable times by the Adviser or the Funds and any appropriate regulatory authorities. The Sub-Adviser further agrees that all records that it maintains for a Fund are the property of the respective Fund and the Sub-Adviser will surrender promptly to such Fund any such records upon the request of the Adviser or such Fund (provided, however, that the Sub-Adviser shall be permitted to retain copies thereof); and shall be permitted to retain originals (with copies to the relevant Fund) to the extent required under Rule 204-2 under the Investment Advisers Act of 1940, as amended, or other applicable law The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(l)	Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion, or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

(m)	The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegate with notice within a reasonable period of any deficiencies or other issues identified by the United States Securities and Exchange Commission (“SEC”) in an examination or otherwise that relate to or that may affect the Sub-Adviser’s responsibilities with respect to the Fund.

(n)	The Sub-Adviser shall not be responsible for the preparation or filing of any reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(o)	The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the services provided to the Sub-Advised Assets.. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(p)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

3.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)	The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

(iv)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	The Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser.

4.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause the Fund’s Custodian (as defined in Section 5 hereof, the Fund’s accountant and the Fund’s distributor) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and it agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

5.	Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian or custodians designated to hold the assets of the Fund (each, a “Custodian”) and any material modifications thereto (each, a “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the applicable Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of a Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the applicable Custodian.

6.	Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval at its principal office all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements shareholder reports and other similar informational materials that are to be made available to shareholders of the Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser.

7.	Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 2 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund. The Sub-Adviser agrees to bear its costs and expenses arising in connection with any actual, proposed, or possible assignment of this Agreement (even if a proposed, expected, or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (a) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (b) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Adviser, including any termination of this Agreement that results from an assignment of the Management Agreement or this Agreement, in each case, arising from a change in control of the Adviser.

8.	Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Schedule B hereto.

9.	Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

10.	Liability and Indemnification.

(a)	Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Sub-Adviser shall have no liability for any indirect, incidental, consequential, special, exemplary, or punitive damages even if the Sub-Adviser has been advised of the possibility of such damages. Furthermore, under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Adviser of any liability it would otherwise have under applicable federal securities laws.

(b)	Indemnification.

(i)	The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Adviser’s or another sub-adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

11.	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until date two years from signing date, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.

(e)	Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.

For clarity, termination of this Agreement with respect to one Fund will not automatically terminate this Agreement for the other Funds. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder subject to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. This Agreement shall automatically terminate for a Fund in the event the Management Agreement between the Adviser and the Trust on behalf of such Fund is terminated, assigned or not renewed.

12.	Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

13.	Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

14.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 11(c) hereof) and, to the extent provided in paragraph 10 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

15.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

16.	Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

17.	Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Amplify Investments LLC
3333 Warrenville Road, Suite 350
Lisle, Illinois 60532
Attn: David Wilding
e-mail: dwilding@amplifyetfs.com

For:	Curi RMB Capital, LLC
One North Wacker Drive, Suite 3500
Chicago, IL 60606
Attn: Joe McDermott
jmcdermott@rmbcap.com

For:	Amplify ETF Trust
3333 Warrenville Road, Suite 350
Lisle, Illinois 60532
Attn: Mr. David F. Wilding
e-mail: dwilding@amplifyetfs.com

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the 1940 Act shall control. For the avoidance of doubt, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, no action assurance, order (including amendment thereto) or other relief of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, no-action assurance, order (including any amendment thereto) or other relief.

20.	Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 10 shall survive the termination of this Agreement.

21.	Entire Agreement; Effect on Prior Agreements. Sub-Adviser acknowledges that its managing member has previously executed the Adviser Representative Agreement. This Agreement sets forth the entire agreements between the parties and any of its controlling persons and supersedes any prior and contemporaneous oral or written agreements or understandings between the parties and its controlling persons limited to the subject matter hereof including, but not limited to, the Adviser Representative Agreement. The Adviser Representative Agreement shall be terminated upon the execution and effective date of this Agreement.

[SIGNATURE PAGE AND SCHEDULES FOLLOW]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Amplify Investments LLC

By:
Name:	David Wilding
Title:	Chief Operating Officer

Curi RMB Capital, LLC

By:
Name:
Title:

Schedule A

Funds and Sub-Advised Assets

"Sub-Advised Assets"*	"Fund"
Amplify Small-Mid Cap Equity ETF	Amplify Small-Mid Cap Equity ETF

* Where the Sub-Advised Assets is the same as the Fund, the Sub-Advisor sub-advises the entire Fund

Schedule B

Sub-Advisory Services and Fees